Filed pursuant to Rule 424(b)(5)
Registration No.: 333-222731

Prospectus Supplement

(To Prospectus dated February 6, 2018)

22,000,000 shares

Common stock

We are offering 22,000,000 shares of our common stock as described in this prospectus supplement and the accompanying prospectus.

Our common stock is listed on the NASDAQ Global Market under the symbol “MLNT.” On May 23, 2018, the last reported sale price of our common stock on the NASDAQ Global Market was $6.23 per share.

	Per Share	Total

Public offering price	$5.00	$110,000,000

Underwriting discounts and commissions(1)	$0.30	$6,600,000

Proceeds to Melinta, before expenses(1)	$4.70	$103,400,000

(1)	We have agreed to reimburse the underwriters for FINRA-related expenses. See “Underwriting” for additional disclosure regarding compensation to the underwriters payable by us.

We have granted the underwriters an option for a period of 30 days to purchase up to an additional 2,640,000 of shares of our common stock.

Investing in our common stock involves risks. See “Risk Factors” on page S-7 of this prospectus supplement and any other risk factors included in the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to purchase shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Certain of our principal and other shareholders and their respective affiliates and associates, as well as certain of our directors and executive officers, have indicated an interest in purchasing shares of our common stock in this offering at the public offering price with an aggregate value of up to $50,000,000. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to any of these potential investors, or any of these potential investors may determine to purchase more, fewer or no shares in this offering.

The underwriters expect to deliver the shares on or about May 29, 2018.

Joint Book-Running Managers

J.P. Morgan	Jefferies

Lead Manager

Cantor

The date of this prospectus supplement is May 23, 2018

Prospectus supplement

Prospectus

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About this prospectus supplement

This prospectus supplement and the accompanying prospectus dated February 6, 2018 (the “accompanying prospectus”) is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time offer to sell shares of common stock in one or more offerings. We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates. You should read this prospectus supplement, the accompanying prospectus, the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

This prospectus supplement may not be used to consummate a sale of our common stock unless it is accompanied by the accompanying prospectus. Neither we nor any of the underwriters has authorized anyone to provide you with information different from, or in addition to, that contained in, or incorporated by reference into, this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy our common stock other than our common stock described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy our common stock in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Melinta Therapeutics and the Melinta logo are trademarks of Melinta Therapeutics, Inc. or one of its affiliates in the United States and in other selected countries. All other brand names or trademarks appearing in this prospectus supplement are the property of their respective holders. Unless the context requires otherwise, references in this prospectus supplement to “Melinta,” the “Company,” “we,” “us,” and “our” refer to Melinta Therapeutics, Inc., together with its consolidated subsidiaries.

All dollar amounts are expressed in U.S. dollars unless otherwise noted.

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Prospectus supplement summary

The following summary highlights information about us and this offering. This summary does not contain all of the information that may be important to you. You should read and carefully consider the following summary together with the entire prospectus supplement, the accompanying prospectus, the information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, before deciding to invest in our common stock. Some of the statements in this prospectus supplement constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus supplement.

About Melinta

We are a commercial-stage pharmaceutical company focused on discovering, developing and commercializing differentiated anti-infectives for the hospital and select non-hospital, or community, settings that address the need for effective treatments for infections due to resistant gram-negative and gram-positive bacteria.

We currently have four commercial products, (i) delafloxacin, distributed under the brand name Baxdela™, (ii) meropenem and vaborbactam as the active pharmaceutical ingredient and distributed under the brand name Vabomere™ (“Vabomere”), (iii) oritavancin as the active pharmaceutical ingredient and distributed under the brand name Orbactiv® (“Orbactiv”) and (iv) minocycline as the active pharmaceutical ingredient and distributed under the brand name Minocin® for injection (“Minocin”) and line extensions of such products. We also have a proprietary drug discovery platform, enabling a unique understanding of how antibiotics combat infection, and have generated a pipeline spanning multiple phases of research and clinical development.

Melinta was formed as a private company in October 2000, and operated using funds from licensing and collaboration agreements, private equity placements and debt until 2017. We received approval for our first drug, Baxdela™ (delafloxacin), in June 2017. The formal commercial launch of Baxdela occurred in February 2018. On November 3, 2017, we completed a reverse merger with Cempra, Inc., as a result of which the registrant Cempra, Inc. was re-named Melinta Therapeutics, Inc. and we became a publicly-traded company. We operate and manage our business as one operating segment and all of our operations are in North America.

On January 5, 2018, we acquired the Infectious Disease Businesses from The Medicines Company (“Medicines”), including the capital stock of certain subsidiaries of Medicines and certain assets related to its infectious disease business (the “IDB Acquisition”), including the marketed pharmaceutical products Vabomere, Orbactiv and Minocin and line extensions of such products. After closing the IDB Acquisition, our product portfolio consists of these products and Baxdela. The integration of the acquired products within our existing portfolio further strengthens our ability to serve the needs of providers treating patients with serious bacterial infections across the healthcare delivery continuum.

In connection with the IDB Acquisition, we entered into a new financing agreement, the Facility Agreement (the “Facility Agreement”), with an affiliate of Deerfield Management Company, L.P. (together with certain funds managed by Deerfield Management Company, L.P., (“Deerfield”)). The Facility Agreement provides up to $240.0 million in debt and equity financing, with a term of six years. Deerfield made an initial disbursement of $147.8 million in loan financing. Deerfield also purchased 3,127,846 shares of Melinta common stock for $42.2 million under the Facility Agreement, for a total initial financing of $190.0 million. The interest rate on the debt portion of this initial financing is 11.75%. The additional $50.0 million of debt financing is available after we have achieved certain revenue thresholds, and, if drawn, will bear an interest rate of 14.75%. Pursuant to the Facility Agreement, Deerfield also acquired warrants (held by certain funds managed by Deerfield) for the purchase of 3,792,868 shares of Melinta common stock at a purchase price per share of $16.50, which represents 110% of the closing price for the Common Stock on November 28, 2017. Under the terms of the Facility Agreement, we are able to secure a revolver credit line of up to $20.0 million. Deerfield holds a first lien on all of our assets, including our intellectual property, but would hold a second lien behind a revolver for working capital accounts. The Facility Agreement allows for prepayment beginning in January 2021, with prepayment penalties equal to 2% plus a percentage of annual interest at the time of prepayment ranging between 25% and 75%.

Also in connection with the IDB Acquisition, Melinta received $40.0 million in additional equity financing from existing and new investors. The proceeds of these arrangements were used primarily to fund the IDB Acquisition and retire the Company’s prior senior loan agreement.

The IDB Acquisition and these funding arrangements are collectively referred to as the “IDB Transaction.”

Our business

We are a commercial-stage pharmaceutical company focused on discovering, developing and commercializing differentiated anti-infectives for the hospital and select non-hospital, or community, settings that address the need for effective treatments for infections due to resistant gram-negative and gram-positive bacteria. We have a deep pipeline of commercial, clinical and preclinical antibiotic assets across multiple approved and potential indications, and our marketed products are expected to deliver a distinct value proposition across the antibiotic care continuum. We have a platform for long-term, durable growth and a strategy to expand the anti-infective portfolio over time, providing the opportunity for multiple layers of revenue growth.

We began 2018 as a newly transformed company, with two major product launches underway with two separate field forces supporting the launches. Going into the IDB Transaction, Melinta had 50 sales representatives preparing to launch Baxdela and the Medicines Company had 85 representatives launching Vabomere and selling Orbactiv and Minocin. We made a conscious decision to not disrupt these launches. Each team also had its own unique and distinct incentive plan. As of May 2018, we have integrated the sales representatives into one sales team with one common incentive plan, designed to maximize our business across our entire portfolio.

This new structure matches the business locally and allows for flexibility as opportunities occur in both the inpatient or the outpatient setting. Our new sales team was designed with four goals. First, maximize the launches of Vabomere and Baxdela, while maintaining the growth Orbactiv and Minocin. Second, limit business and customer disruptions while bolstering our talent. Third, create flexibility for potential future asset acquisitions. And fourth, capture and capitalize on existing long-term customer relationships, which is critically important in the hospital setting.

Baxdela (delafloxacin)

Baxdela is a commercial-stage asset that offers a new option for monotherapy treatment of adult patients with acute bacterial skin or skin structure infections (“ABSSSI”) in oral and intravenous (“IV”) formulations. Baxdela is a novel fluoroquinolone that exhibits activity against both gram-positive and gram-negative pathogens, is unique among quinolones in that it is effective against methicillin-resistant staphylococcus “aureus” (“MRSA”), and is available to initiate therapy on either the IV or oral formulation. In clinical trials, Baxdela was well tolerated; the most common adverse events (“AEs”) were mild gastrointestinal complaints. On June 19, 2017, the Food and Drug Administration (“FDA”) approved the use of Baxdela as a treatment of adult patients with ABSSSI. The commercial launch of Baxdela for the adult patient treatment of ABSSSI occurred in the first quarter of 2018.

The FDA also confirmed Baxdela’s status as a Qualified Infectious Disease Product (“QIDP”) under the provisions of the 2012 Generating Antibiotics Incentives Now Act (the “GAIN Act”), and extended by five years the five-year exclusivity granted to Baxdela as a new chemical entity (“NCE”), for a total of ten years in the United States. Consequently, and because we believe Baxdela has utility across many different infection types, we have commenced Phase 3 clinical development for community acquired bacterial pneumonia (“CABP”) and may pursue additional indications for Baxdela in the future. Baxdela has the potential to address a variety of bacterial infections in the United States. In addition, we have partnered with leading multinational pharmaceutical firms for distribution of Baxdela in markets outside the United States, including with Menarini IFR SrL for Europe and Asia-Pacific (excluding Japan) and with Eurofarma Laboratórios S.A. for Central and South America. We may obtain additional funds through the achievement of regulatory, commercial and sales-based milestones, as well as royalties on sales of Baxdela outside the United States.

Vabomere (meropenem and vaborbactam)

Vabomere is the combination of meropenem, the leading carbapenem used in the treatment of gram-negative infections, and vaborbactam, a novel beta-lactamase inhibitor that inhibits certain types of resistance mechanisms used by bacteria. Vabomere received FDA approval on August 29, 2017, for the treatment of patients 18 years of age and older with complicated urinary tract infections (“cUTI”), including pyelonephritis, caused by designated susceptible Enterobacteriaceae and became commercially available in the fourth quarter of 2017. Vabomere was specifically developed to address gram-negative bacteria that produce beta-lactamase enzymes, particularly the Klebsiella pneumoniae carbapenemase (“KPC”) enzyme. KPC-producing bacteria are responsible for a large majority of carbapenem-resistant Enterobacteriaceae (“CRE”) in the United States and are classified by the U.S. Centers for Disease Control (“CDC”) and the World Health Organization (“WHO”) to be an urgent antimicrobial resistance threat. With its approval, the FDA also confirmed that Vabomere is eligible for the five-year GAIN Act extension of exclusivity under the provisions of the GAIN Act, though the question of whether Vabomere would be eligible for a five-year NCE exclusivity or three-year exclusivity was referred to the Exclusivity Board of the Center for Drug Evaluation and Research (“CDER”). The new drug application (“NDA”) for Vabomere was based upon the TANGO-1 study, which evaluated the efficacy and safety of Vabomere versus piperacillin/tazobactam in cUTI and acute pyelonephritis due to susceptible Enterobacteriaceae. In the TANGO-1 study, 98.4% of patients on the Vabomere arm met the primary endpoint of clinical success at the end of IV treatment, compared to 94.0% of patients in the piperacillin/tazobactam arm. Patients in the Vabomere arm of the study had fewer discontinuations due to adverse events (“AEs”) as compared to the piperacillin/tazobactam arm (2.9% vs. 5.1%), and the type of AEs seen in the trial were similar to that of meropenem alone.

On July 25, 2017, Medicines announced positive results from a planned interim analysis of the TANGO-2 trial, a multi-center, randomized, open-label Phase 3 trial. The TANGO-2 trial compared Vabomere to best available therapy (“BAT”) in the treatment of infections caused by CRE and is the only trial that evaluated a monotherapy option in treating infections caused by KPC mediated CRE. Randomization in the trial was stopped early, following a recommendation by the Drug Safety Monitoring Board (“DSMB”). The recommendation was based upon an interim analysis of 72 patients, including 43 with microbiologically evaluable CRE infections of blood, lung, urinary tract and abdominal organs. The DSMB concluded that the benefit-risk ratio no longer supported randomization of patients to the BAT arm due to results seen in patients in the Vabomere arm. The data showed a higher cure rate at test of cure and end of therapy as well as lower all-cause mortality versus BAT across all infection types. In addition, Vabomere had a lower rate of drug-related AEs versus BAT (24% vs. 44%). Vabomere is indicated for cUTI and we believe the profile represents a leading therapy for treatment of serious infections due to gram-negative bacteria, including KPC-mediated CRE, which is Vabomere’s focus.

Orbactiv

Orbactiv is a long-acting IV antibiotic of the lipoglycopeptide class that allows for single infusion for the treatment of adult patients with ABSSSIs caused or suspected to be caused by susceptible gram-positive bacteria, including MRSA with no dose adjustment for mild/moderate renal or hepatic impairment or for age, weight, gender, or race. It is the only antibiotic in this class that has three distinct mechanisms of action against the cell wall of the bacteria. It provides an alternative solution to hospital admission or multiple days of IV therapy in outpatient setting. In contrast to the current standard of care (6 to 10 days of IV therapy), single-dose ABSSSI therapy with Orbactiv alternative increases patient convenience, helps to ensure patient compliance with a single dose, and allows for treatment in alternative, lower cost care settings.

Minocin for injection

Minocin is an IV antibiotic of the tetracycline class with broad-spectrum activity against gram-positive and gram-negative pathogens. A new formulation was launched in 2015, which improved tolerability and convenience in administration, owing to a smaller required infusion volume. Minocin is one of the few agents approved for treatment of Acinetobacter spp. Acinetobacter infections are generally seen in the intensive care unit (“ICU”), particularly in mechanically ventilated and immunocompromised patients.

The offering

Common stock offered by us	22,000,000 shares of common stock

Common stock to be outstanding immediately following this offering	53,369,254 shares of common stock (or 56,009,254 shares of common stock if the underwriters exercise their option pursuant to this offering to purchase additional shares of our common stock in full).

Underwriters’ option	We have granted the underwriters an option to purchase up to an additional 2,640,000 shares of common stock from us within 30 days of the date of this prospectus supplement.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $102.4 million, or approximately $114.8 million if the underwriters exercise their option pursuant to this offering to purchase additional shares of our common stock in full, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, but without giving effect to any reimbursement of certain of our expenses by the underwriters. We anticipate that we will use the net proceeds of this offering for general corporate purposes, including to invest in our industry leading portfolio of antibiotics, including potential expansion of our field sales force to drive growth; invest in our supply chain to optimize manufacturing processes and improve cost of goods; fund future milestone obligations primarily related to receipt of approval of Vabomere for European commercialization and payments to Medicines as part of the IDB Acquisition; capitalize on potential business development opportunities; and fund working capital. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk factors	You should read the “Risk Factors” section of this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

The number of shares of our common stock to be outstanding after this offering set forth above is based on 31,369,254 shares of our common stock outstanding as of May 15, 2018.

The number of shares of our common stock to be outstanding after this offering set forth above excludes:

•

3,516,181 shares of our common stock issuable upon the exercise of stock options outstanding under the 2011 Equity Incentive Plan (“2011 Plan”) or the Private Melinta 2011 Equity Incentive Plan (“Melinta 2011 Plan”) as of May 15, 2018, at a weighted-average exercise price of $21.29 per share;

•

865,267 shares of our common stock issuable upon the exercise of stock options outstanding under the Melinta 2018 Incentive Stock Plan (“2018 Plan”) as of May 15, 2018, at a weighted-average exercise price of

$7.45 per share; the options granted under the 2018 Plan are contingent on shareholder approval of the 2018 Plan at the Annual Meeting to be held in June 2018 and, if the plan is approved, the shares available for issuance under the 2011 Plan will become available for issuance under the 2018 Plan, as will any shares for options under the 2011 Plan that forfeit;

•	263,461 shares of our common stock issuable upon the vesting of restricted stock units outstanding as of May 15, 2018;

•

100,367 shares of our common stock reserved for future issuance under the 2011 Plan as of May 15, 2018, plus any annual increases in the number of shares of common stock reserved for future issuance under the 2011 Plan pursuant to an “evergreen provision” and any other shares that may become issuable under the 2011 Plan pursuant to its terms (unless the 2018 Plan is approved by shareholders in June 2018, in which case the 2011 Plan will become frozen); and

•

1,134,733 shares of our common stock reserved for future issuance under our 2018 Plan, if approved by our shareholders, plus any annual increases in the number of shares of common stock reserved for future issuance under the 2018 Plan pursuant to an “evergreen provision” and any other shares that may become issuable under the 2018 Plan pursuant to its terms; and

•	3,852,434 shares of our common stock issuable upon the exercise of warrants outstanding as of May 15, 2018, at a weighted-average exercise price of $16.93 per share.

Unless we specifically state otherwise, the information in this prospectus supplement does not give effect to the exercise by the underwriters pursuant to this offering of their option to purchase up to 2,640,000 additional shares of our common stock from us.

Risk factors

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K, which are incorporated by reference in this prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. Certain selected risks from our most recently filed Annual Report on Form 10-K are set forth below, together with certain risks related to this offering.

We have incurred significant operating losses since inception and anticipate that we will incur continued losses through at least the end of 2019.

Until recently, we have been a development stage company and have incurred losses since inception. As of March 31, 2018, we had an accumulated deficit of $592.1 million and we recorded net losses of $58.9 million for the fiscal year ended December 31, 2017. We expect to continue to incur operating losses and negative cash flows through at least the end of 2019. These losses have had and will continue to have an adverse effect on shareholders’ equity and working capital.

Our limited operating history makes it difficult to evaluate our business and prospects.

Prior to our recent commercial launch of Baxdela and our acquisition of Vabomere, Orbactiv and Minocin from Medicines in the first quarter of 2018, our operations have been limited to financing and staffing our company, conducting product development activities, engaging in commercial launch preparation activities, and performing research and development activities. While we have recently completed our first quarter of product sales, we have not yet demonstrated ability, as a company, to successfully commercialize and launch a product candidate, or market and sell products, over the long term. Consequently, the ability to predict our future performance may not be as accurate as it could be if we had a history of successfully developing and commercializing pharmaceutical products.

If we fail to obtain additional financing, we may not be able to fund our operations.

As of March 31, 2018, we had cash and cash equivalents of $91.5 million. Based on our operating plans, we currently do not have sufficient working capital to fund planned operating expenses for 2018 without additional sources of cash. If this offering is completed, however, we believe that our current operating plans, existing cash and cash collections from existing revenue arrangements, product sales, access to debt under the Facility Agreement and other sources of liquidity, together with the proceeds from this offering, will be sufficient to fund our operations through at least mid-2019.

In their audit opinion issued in connection with the consolidated balance sheets of the Company as of December 31, 2017, and 2016, and the related consolidated statements of operations, shareholders’ equity, cash flows, and the related notes to the consolidated financial statements for each of the three years in the period ended December 31, 2017, incorporated by reference herein, our independent registered public accounting firm stated that our recurring losses from operations and our need to obtain additional capital raises substantial doubt about our ability to continue as a going concern. We will need to obtain additional financing to fund future operations, including the ongoing commercialization and launch of Baxdela and Vabomere and to support the ongoing sales of Minocin and Orbactiv, as well as the development and commercialization of our product candidates and to support sales and marketing activities. Moreover, our fixed expenses such as rent, license payments, interest expense and other contractual commitments are substantial. As noted above, as an early commercial-stage company, we have not yet demonstrated the ability, as a company, to successfully commercialize and launch a product candidate, or market and sell products, over the long term and our marketed products have very limited sales history, with Baxdela and Vabomere launching in recent months and

Medicines launching Orbactiv and Minocin in 2014 and 2015, respectively. As such, even if we obtain additional funding to support our operating plan, it is possible that we may fail to appropriately estimate the timing and amount of our funding requirements and we may need to seek additional funding sooner, and in larger amounts, than we currently anticipate.

Our future funding requirements will depend on many factors, including, but not limited to:

•	the costs and timing of establishing sales, marketing, reimbursement capabilities, and the acceptance of our products by the marketplace;

•

the initiation, progress, timing, scope and costs of our nonclinical studies and clinical trials, including the ability to timely enroll patients in our ongoing, planned and potential future clinical trials;

•	the time and cost necessary to obtain regulatory approvals;

•	the costs of manufacturing clinical and commercial supplies of our products and product candidates;

•	payments of acquisition or other milestones and royalties to third parties;

•	the time and cost necessary to respond to technological and market developments;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	the terms of any collaborative, license and other commercial relationships that Melinta may establish.

We recorded total revenue of $14.8 million in the three months ended March 31, 2018, our first period with product sales. Until we can generate a sufficient amount of revenue, we may raise additional funds through collaborations with third parties, licensing of rights to our product candidates, and public or private debt or equity financings. Additional funds may not be available when needed on terms that are acceptable, or at all. Further, we are limited in the types of financing that we may pursue given the underlying terms of our Facility Agreement, which limits our ability to incur more debt or service additional debt payments outside of the additional $50.0 million in debt available thereunder (subject to the satisfaction of certain revenue targets) and the $20.0 million revolver that is permitted thereunder. Our Facility Agreement also has a financial maintenance covenant requiring us to maintain a minimum cash balance of $25.0 million. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of existing shareholders will be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of existing shareholders.

Moreover, changing circumstances may cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more money than currently expected because of circumstances beyond our control. Securing additional financing, however, will require a substantial amount of time and attention from our management and may divert a disproportionate amount of their attention away from our day-to-day activities, which may adversely affect our management’s ability to conduct our day-to-day operations. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all.

If we are unable to obtain funding on a timely basis, we may be unable to fund our future operations, including the ongoing commercialization of Baxdela and Vabomere and the ongoing sales of Minocin and Orbactiv, as well as the development and commercialization of our product candidates and the support of sales and marketing activities. As a result, our ability to generate revenues and achieve or sustain profitability may be substantially harmed, and we may be required to significantly curtail some or all of our activities. We also could be required to seek funds through arrangements with collaborative partners or otherwise that may require us to relinquish rights to our product candidates or some of our technologies or otherwise agree to terms unfavorable to us.

Melinta has substantial indebtedness.

Under the Facility Agreement, Deerfield made an initial disbursement of $147.8 million in loan financing and, under the Facility Agreement, Melinta has the ability to access another $50.0 million in debt, provided certain revenue targets are achieved, in addition to the $20.0 million revolver that is permitted thereunder. Having a substantial amount of leverage may have important consequences, including:

•

requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on indebtedness, thereby reducing the ability to use cash flow from Melinta’s operations to fund operations, capital expenditures, and future business opportunities;

•

limiting the ability to obtain additional financing for working capital, capital expenditures, product and service development, debt service requirements, acquisitions, and general corporate or other purposes including equipment financing at reasonable rates, which is vital to Melinta’s business;

•

increasing the risks of adverse consequences resulting from a breach of any indebtedness agreement, including, for example, a failure to make required payments of principal or interest due to failure of our business to perform as expected;

•	increasing vulnerability to general economic and industry conditions;

•	restricting the ability to make strategic acquisitions or requiring non-strategic divestitures;

•	limiting our ability to incur additional debt;

•	subjecting Melinta’s operations to restrictive covenants that may limit operating flexibility; and

•	placing Melinta’s operations at a competitive disadvantage compared to competitors that are less highly leveraged.

If we are not successful with the commercial launches of our products, or experience significant delays in doing so, our business likely would be materially harmed.

In the first quarter of 2018, we commercially launched Baxdela and acquired from Medicines the rights related to the products Vabomere, Orbactiv and Minocin. Medicines commercially launched Orbactiv in the United States in the third quarter of 2014, launched the new formulation of Minocin in the United States in 2015 and launched Vabomere in the United States in the fourth quarter of 2017. Commercial launches of this number of products in such a short period of time has and will continue to require significant efforts from Melinta and the devotion of substantial resources as we will need to ensure we have manufactured sufficient quantities of product to complete commercial sales and establish and maintain the infrastructure necessary to commercially launch these products and products in development.

Our ability to successfully commercially launch these products and products in development will depend on our ability to:

•	train, deploy and manage a qualified sales force to market and sell our newly launched products;

•	secure formulary approvals at our hospital customers;

•	have third parties manufacture and release the products in sufficient quantities;

•	implement and maintain agreements with wholesalers, distributors and group purchasing organizations;

•	receive adequate levels of coverage and reimbursement for these products from governments and third-party payors; and

•	develop and execute effective marketing and sales strategies and programs for the products.

We expect that the revenues from these products and products in development will represent a significant portion of our cash inflow in the future. As a result, if we are unable to successfully commercialize these products and products in development, our business, results of operations and financial condition likely would be materially harmed.

Risks related to this offering

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The public offering price is substantially higher than the net tangible book value per share of our common stock. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing common stock in this offering will incur immediate dilution of $4.61 per share. In addition, as of May 15, 2018, 4,381,448 shares of our common stock issuable upon the exercise of stock options were outstanding at a weighted-average exercise price of $18.56 per share; 263,461 shares of our common stock were issuable upon the vesting of outstanding restricted stock units; and 3,852,434 shares of our common stock were issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $16.93 per share. The exercise of any of these options, restricted stock units or warrants would result in additional dilution. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. Further, because we will need to raise additional capital to fund planned operating expenses, we may in the future sell substantial amounts of common stock or securities convertible into or exchangeable for common stock. These future issuances of common stock or common stock-related securities, together with the exercise of outstanding options, restricted stock units and warrants and any additional shares issued in connection with acquisitions, if any, may result in further dilution to investors. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

Our shareholders may sell a significant portion of our common stock into the market, which could cause our stock price to decline.

The shares issued to the pre-closing shareholders of the former Melinta prior to its merger with Cempra, representing a total of 11,433,611 shares, (4,704,152 of which are held by shareholders other than Vatera Healthcare Partners) became eligible for resale in May 2018. In addition, we have re-sale shelf registration statements on file with the SEC pursuant to which Medicines may sell an aggregate of 3,313,702 shares of common stock (1,656,851 of which are subject to a contractual lock-up through July 2018), subject to the 60-day lock-up being entered into in connection with this offering as described under “Underwriting”, and affiliates of Deerfield may sell an aggregate of 6,920,714 shares of common stock (3,792,868 of which are issuable upon the exercise of warrants at an exercise price of $16.50 per share). The sale of a substantial number of our shares within a short period of time could cause our stock price to decline, make it more difficult for us to raise funds through future offerings of our common stock or acquire other businesses using our common stock as consideration.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We anticipate that we will use the net proceeds of this offering for general corporate purposes, which include, but are not limited to investments in the growth of our industry leading portfolio of antibiotics, including by potentially expanding our field sales force; investments in our supply chain to provide adequate amounts of inventory; improving our manufacturing processes to shorten cycle time and improve cost of goods and to develop second contract manufacturing sites where appropriate; funding future milestone obligations primarily related to receipt of approval of Vabomere for European commercialization and payments to Medicines as part of the IDB Acquisition; potential business development opportunities; and working capital. Pending these uses, we may invest the net proceeds in short-term, interest-bearing investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Cautionary note regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the information incorporated herein by reference includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For this purpose, any statements contained herein, other than statements of historical fact, including: future financial and operating results, including targeted product milestones and potential revenues; the progress and timing of product development programs and related trials; and the potential efficacy of products and product candidates, may be forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. In this prospectus and the information incorporated herein by reference, words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions are used to identify these forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the fact that we have incurred significant operating losses since inception and will incur continued losses for the foreseeable future; our limited operating history; our need for future capital and risks related to our ability to obtain additional capital to fund future operations; uncertainties of cash flows and inability to meet working capital needs as well as other milestone, royalty and payment obligations; the fact that our independent registered public accounting firm’s report on the Company’s 2016 and 2017 financial statements incorporated by reference herein contains an explanatory paragraph that states that our recurring losses from operations and our need to obtain additional capital raises substantial doubt about our ability to continue as a going concern; our substantial indebtedness; risks related to our commercial launches of our products and our inexperience as a company in marketing drug products; the degree of market acceptance of our products among physicians, patients, health care payors and the medical community; the pricing we are able to achieve for our products; failure to obtain and sustain an adequate level of reimbursement for our products by third-party payors; inaccuracies in our estimates of the market for and commercialization potential of our products; failure to maintain optimal inventory levels to meet commercial demand for any of our products; risks that our competitors are able to develop and market products that are preferred over our products; our dependence upon third parties for the manufacture and supply of our marketed products; failure to achieve the benefits of our recently completed transactions with Cempra, Inc. and The Medicines Company; failure to establish and maintain development and commercialization collaborations; uncertainty in the outcome or timing of clinical trials and/or receipt of regulatory approvals for our product candidates; undesirable side effects of our products; failure of third parties to conduct clinical trials in accordance with their contractual obligations; our ability to identify, develop, acquire or in-license products; difficulties in managing the growth of our company; the effects of recent comprehensive tax reform; risks related to failure to comply with extensive laws and regulations; product liability risks related to our products; failure to retain key personnel; inability to obtain, maintain and enforce patents and other intellectual property rights or the unexpected costs associated with such enforcement or litigation; risks relating to third party infringement of intellectual property rights; our ability to maintain effective internal control over financial reporting; unfavorable outcomes in any of the class action and shareholder derivative lawsuits currently pending against the Company; and the fact that a substantial amount of shares of common stock may be sold into the public markets by one or more of our large shareholders in the near future. Many of these factors that will determine actual results are beyond Melinta’s ability to control or predict. These and other risks are described in greater detail in the section entitled “Risk Factors” of this prospectus supplement. Many of these factors that will determine actual results are beyond Melinta’s ability to control or predict. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. In addition, any forward-looking statements in this prospectus represent Melinta’s views only as of the date of this prospectus and should not be relied upon as representing Melinta’s views as of any subsequent date. Melinta anticipates that subsequent events and developments will cause its views to change. However, while Melinta may elect to update these forward-looking statements publicly at some point in the future, Melinta specifically disclaims any obligation to do so, except as may be required by law, whether as a result of new information, future events or otherwise. Melinta’s forward-looking statements generally do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments it may make.

Please refer to the section entitled “Risk Factors” of this prospectus supplement, and any other risk factors set forth in the accompanying prospectus and in any information incorporated by reference in this prospectus supplement or the accompanying prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements, as well as any other risk factors and cautionary statements described in the documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and our Current Reports on Form 8-K. See “Incorporation by Reference.”

Use of proceeds

We estimate that our net proceeds from the sale of shares of common stock in this offering will be approximately $102.4 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, but without giving effect to any reimbursement of certain of our expenses by the underwriters.

If the underwriters exercise their option pursuant to this offering to purchase additional shares of our common stock in full, we estimate that our net proceeds will be approximately $114.8 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, but without giving effect to any reimbursement of certain of our expenses by the underwriters.

We anticipate that we will use the net proceeds of this offering for general corporate purposes, including to invest in our industry leading portfolio of antibiotics, including potential expansion of our field sales force to drive growth; invest in our supply chain to optimize manufacturing processes and improve cost of goods; fund future milestone obligations primarily related to receipt of approval of Vabomere for European commercialization and payments to Medicines as part of the IDB Acquisition; capitalize on potential business development opportunities; and fund working capital.

Pending these uses, we may invest the net proceeds in short-term, interest-bearing investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of March 31, 2018, on:

•	an actual basis; and

•

pro forma as adjusted to give effect to the sale of 22,000,000 shares of our common stock in this offering at a public offering price of $5.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The information in this table is illustrative only and our capitalization following the completion of this offering, if completed, will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with the entire prospectus supplement, the accompanying prospectus and information incorporated by reference in this prospectus supplement and the accompanying prospectus.

(In millions, except share data)	Actual (unaudited)	Pro Forma As Adjusted (unaudited)
Cash and cash equivalents	$91.5	$193.9

Notes payable, net of debt discount(1):
Total long-term debt	$107.7	$107.7

Shareholders’ equity:
Preferred stock; $.001 par value; 5,000,000 shares and none authorized; no shares issued or outstanding at March 31, 2018	$—	$—
Common stock; $.001 par value; 80,000,000 shares and none authorized; 31,353,254 and 53,353,254 issued and outstanding at March 31, 2018 and Pro Forma As Adjusted, respectively	—	0.1
Additional paid-in capital	791.9	894.2
Accumulated deficit	(592.1)	(592.1)

Total shareholders’ equity	$199.8	$302.2

Total capitalization	$307.5	$409.9

(1)	Represents the carrying value of the debt instruments outstanding under the Facility Agreement, including the term loan ($106.1 million) and the royalty agreement ($1.6 million).

The number of shares of our common stock to be outstanding after this offering set forth above excludes:

•

3,516,181 shares of our common stock issuable upon the exercise of stock options outstanding under the 2011 Plan or the Melinta 2011 Plan as of May 15, 2018, at a weighted-average exercise price of $21.29 per share;

•

865,267 shares of our common stock issuable upon the exercise of stock options outstanding under the 2018 Plan as of May 15, 2018, at a weighted-average exercise price of $7.45 per share; the options granted under the 2018 Plan are contingent on shareholder approval of the 2018 Plan at the Annual Meeting to be held in June 2018 and, if the plan is approved, the shares available for issuance under the 2011 Plan will become available for issuance under the 2018 Plan, as will any shares for options under the 2011 Plan that forfeit;

•	263,461 shares of our common stock issuable upon the vesting of restricted stock units outstanding as of May 15, 2018;

•

100,367 shares of our common stock reserved for future issuance under our 2011 Equity Incentive Plan, or the 2011 Plan, as of May 15, 2018, plus any annual increases in the number of shares of common stock reserved for future issuance under the 2011 Plan pursuant to an “evergreen provision” and any other shares that may become issuable under the 2011 Plan pursuant to its terms (unless the 2018 Plan is approved by shareholders in June 2018, in which case the 2011 Plan will become frozen);

•

1,134,733 shares of our common stock reserved for future issuance under our 2018 Plan, if approved by our shareholders, plus any annual increases in the number of shares of common stock reserved for future issuance under the 2018 Plan pursuant to an “evergreen provision” and any other shares that may become issuable under the 2018 Plan pursuant to its terms; and

•	3,852,434 shares of our common stock issuable upon the exercise of warrants outstanding as of May 15, 2018, at a weighted-average exercise price of $16.93 per share.

Price range of common stock

Our common stock is traded on the NASDAQ Global Market under the symbol “MLNT” as of November 6, 2017, the first trading date after the merger with Cempra, Inc. Prior to November 6, 2017, our common stock was traded on the NASDAQ Global Market under the symbol “CEMP” since February 3, 2012. The following table sets forth the quarterly high and low sales prices per share of our common stock. The per share prices below reflect a 5-for-1 reverse stock split executed on November 3, 2017:

	High	Low

Year ended December 31, 2017
First Quarter	$23.75	$13.75
Second Quarter	$23.75	$18.00
Third Quarter	$24.25	$13.00
Fourth Quarter	$18.20	$10.25

Year ended December 31, 2018
First Quarter	$17.15	$7.40
Second Quarter (through May 18, 2018)	$8.95	$6.50

On May 18, 2018, the closing price for the common stock as reported on the NASDAQ Global Market was $7.55.

As of May 15, 2018, there were 70 shareholders of record, which excludes shareholders whose shares were held in nominee or street name by brokers. We believe that, when our record holders and shareholders whose shares are held in nominee or street name by brokers are combined, we have in excess of 12,500 shareholders.

Dilution

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock upon completion of this offering. Net tangible book value per share of our common stock is determined at any date by subtracting our total liabilities from the amount of our total tangible assets (total assets less intangible assets and related tax effects) and dividing the difference by the number of shares of our common stock deemed to be outstanding at that date.

Our historical net tangible book value deficit as of March 31, 2018 was approximately $81.7 million, or $2.60 per share, based on 31,353,254 shares of common stock outstanding as of March 31, 2018.

Investors participating in this offering will incur immediate, substantial dilution. After giving effect to our receipt of approximately $102.4 million of estimated net proceeds (after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us) from our sale of common stock in this offering, our as adjusted net tangible book value as of March 31, 2018 would have been $20.7 million, or $0.39 per share. This amount represents an immediate increase in net tangible book value of $2.99 per share of our common stock to existing stockholders and an immediate dilution in net tangible book value of $4.61 per share of our common stock to new investors purchasing shares of common stock in this offering.

The following table illustrates this dilution on a per share basis:

Public offering price per share	$5.00

Historical net tangible book value (deficit) per share as of March 31, 2018	$(2.60)

As adjusted increase in net tangible book value (deficit) per share attributable to investors participating in this offering	$2.99

As adjusted net tangible book value per share after this offering	$0.39

Dilution of as adjusted net tangible book value per share to new investors	$4.61

The number of shares of our common stock to be outstanding immediately following this offering set forth above excludes:

•

3,516,181 shares of our common stock issuable upon the exercise of stock options outstanding under the 2011 Plan or the Melinta 2011 Plan as of May 15, 2018, at a weighted-average exercise price of $21.29 per share;

•

865,267 shares of our common stock issuable upon the exercise of stock options outstanding under the 2018 Plan as of May 15, 2018, at a weighted-average exercise price of $7.45 per share; the options granted under the 2018 Plan are contingent on shareholder approval of the 2018 Plan at the Annual Meeting to be held in June 2018 and, if the plan is approved, the shares available for issuance under the 2011 Plan will become available for issuance under the 2018 Plan, as will any shares for options under the 2011 Plan that forfeit;

•	263,461 shares of our common stock issuable upon the vesting of restricted stock units outstanding as of May 15, 2018;

•

100,367 shares of our common stock reserved for future issuance under the 2011 Plan as of May 15, 2018, plus any annual increases in the number of shares of common stock reserved for future issuance under the 2011 Plan pursuant to an “evergreen provision” and any other shares that may become issuable under the 2011 Plan pursuant to its terms (unless the 2018 Plan is approved by shareholders in June 2018, in which case the 2011 Plan will become frozen);

•

1,134,733 shares of our common stock reserved for future issuance under our 2018 Plan, if approved by our shareholders, plus any annual increases in the number of shares of common stock reserved for future issuance under the 2018 Plan pursuant to an “evergreen provision” and any other shares that may become issuable under the 2018 Plan pursuant to its terms; and

•	3,852,434 shares of our common stock issuable upon the exercise of warrants outstanding as of May 15, 2018, at a weighted-average exercise price of $16.93 per share.

If the underwriters’ option pursuant to this offering to purchase additional shares of our common stock is exercised in full, the as adjusted net tangible book value per share after giving effect to this offering would be $0.59 per share, which amount represents an immediate increase in as adjusted net tangible book value of $3.19 per share of our common stock to existing stockholders and an immediate dilution in net tangible book value of $4.41 per share of our common stock to new investors purchasing shares of common stock in this offering.

If all of our shares of common stock underlying our restricted stock units were issued as of March 31, 2018, our as adjusted net tangible book value would have been $0.39 per share, representing dilution in our as adjusted net tangible book value per share to new investors of $4.61. All of our outstanding stock options and warrants have been excluded from this calculation because, under the treasury-stock method based on the public offering price per share in this offering, they are anti-dilutive.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital by issuing equity securities or convertible debt, your ownership will be further diluted.

Description of capital stock

The following summary describes our common stock and preferred stock and the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws and certain provisions of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are on file with the SEC. See “Where You Can Find More Information.”

Authorized capital stock

Melinta’s authorized capital stock consists of 80,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

Common stock

The holders of Melinta common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Melinta’s certificate of incorporation and bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of Melinta’s outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by Melinta’s board of directors out of legally available funds. In the event of Melinta’s liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of Melinta’s debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

The holders of Melinta common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to Melinta common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Melinta’s preferred stock that Melinta may designate and issue in the future.

Transfer agent and registrar

The transfer agent and registrar for Melinta common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

Preferred stock

Pursuant to Melinta’s certificate of incorporation, Melinta’s directors have the authority, without further action by Melinta stockholders, to issue from time to time up to 5,000,000 shares of preferred stock in one or more series. At May 15, 2018, no shares of preferred stock were outstanding. Melinta’s board may fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Melinta’s board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in Melinta’s control that may otherwise benefit holders of Melinta common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Melinta has no current plans to issue any shares of preferred stock.

Provisions of Melinta’s certificate of incorporation and by-laws and Delaware Anti-Takeover Law

Delaware Anti-Takeover Law.    Melinta is subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•

an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

•	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Melinta’s current certificate of incorporation and bylaws do not exclude Melinta from the restrictions of Section 203.

Certificate of incorporation and bylaws.    Provisions of Melinta’s certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change of control or change in Melinta’s management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that Melinta stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of Melinta common stock. Among other things, Melinta’s certificate of incorporation and bylaws:

•

permit Melinta’s board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change of control);

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide Melinta’s board of directors into three classes;

•	require that any action to be taken by Melinta stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

•	provide that special meetings of Melinta stockholders may be called only by the board of directors or by such person or persons duly designated by the board of directors to call such meetings.

Material U.S. federal income and estate tax considerations

The following is a general discussion of the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock, but is not a complete analysis of all the potential U.S. federal income and estate tax consequences relating thereto. Except where noted, this summary deals only with common stock that is purchased by a non-U.S. holder pursuant to this offering and is held as a capital asset by the non-U.S. holder. A “non-U.S. holder” means a person (other than a partnership) that is for U.S. federal income tax purposes any of the following:

•	a nonresident alien individual;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia;

•	an estate other than one the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust other than a trust if it (A) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons having the authority to control all substantial decisions of the trust, or (B) has a valid election in effect to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold common stock and partners in such partnerships should consult their respective tax advisors with respect to the U.S. federal income and estate tax consequences of the ownership and disposition of our common stock.

For purposes of this discussion, a “non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition (where certain other requirements are met) and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income and estate tax consequences of the ownership and disposition of our common stock.

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant in light of a non-U.S. holder’s special tax status or special circumstances. U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax and investors that hold common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that may be subject to special rules not covered in this discussion. This discussion does not address any U.S. federal tax consequences other than income and estate tax consequences or any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Accordingly, each non-U.S. holder should consult its tax advisors regarding the U.S. federal, state, local and non-U.S. income, estate and other tax consequences of acquiring, holding and disposing of shares of our common stock.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK PURSUANT TO THIS OFFERING ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR

PARTICULAR SITUATIONS AND THE APPLICATION OF OTHER FEDERAL TAX LAWS, NON-U.S., STATE AND LOCAL LAWS, AND TAX TREATIES.

Dividends

Distributions in cash or other property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted basis in the common stock, but not below zero, and then the excess, if any, will be treated as gain from the sale of common stock, as described below.

We do not intend to pay cash dividends on our common stock for the foreseeable future. In the event that we do make distributions on our common stock, subject to the discussion below on effectively connected income, amounts paid to a non-U.S. holder of common stock that are treated as dividends for U.S. federal income tax purposes generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate as may be specified by an applicable tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder generally must provide a valid Internal Revenue Service, or IRS, Form W-8BEN-E or W-8BEN or other successor form certifying qualification for the reduced rate.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are exempt from such withholding tax. In order to obtain this exemption, a non-U.S. holder must provide a valid IRS Form W-8ECI or other applicable form properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, will generally be subject to U.S. federal income tax as if the non-U.S. holder were a U.S. resident, unless an applicable income tax treaty provides otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on the earnings and profits attributable to its effectively connected income.

Gain on disposition of common stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment); or

•	our common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation for U.S. federal income tax purposes.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above generally will be subject to U.S. federal income tax as if the non-U.S. holder were a U.S. resident and, in the case of non-U.S. holders taxed as corporations, the branch profits tax described above.

Generally, a corporation is a U.S. real property holding corporation, or USRPHC, if the fair market value of its U.S. real property interests, as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.

We believe that we are not, and currently do not anticipate becoming, a USRPHC. However, there can be no assurance that our current analysis is correct or that we will not become a USRPHC in the future. Even if we are or become a USRPHC, as long as our common stock is “regularly traded on an established securities market,” within the meaning of applicable Treasury regulations, such common stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively held more than 5% of such regularly traded common stock at some time during the shorter of the five year period preceding the disposition or the non-U.S. holder’s holding period.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments of dividends and may be filed with the IRS in connection with the proceeds from a sale or other disposition of common stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid certain information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against its U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

U.S. federal estate tax

Shares of our common stock held (or deemed held) by an individual who is a non-U.S. holder at the time of his or her death will be included in such non-U.S. holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Additional withholding requirements

Pursuant to Sections 1471 through 1474 of the Code, or FATCA, we may be required to withhold U.S. tax at the rate of 30% on payments of dividends and, beginning on January 1, 2019, gross proceeds from the sale or other taxable disposition of our common stock made to non-U.S. financial institutions and certain other foreign nonfinancial entities unless such foreign entities satisfy certain reporting or certification requirements, except where a relevant exemption applies. Prospective holders of our common stock are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on an investment in our common stock.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC and Jefferies LLC are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities LLC	11,000,000
Jefferies LLC.	7,700,000
Cantor Fitzgerald & Co.	3,300,000

Total	22,000,000

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.18 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.06 per share from the public offering price. After the offering of the shares to the public, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 2,640,000 of additional shares of common stock from us. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $0.30 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Total
	Per Share	Without option exercise	With full option exercise
Public offering price	$5.00	$110,000,000	$123,200,000
Underwriting discounts and commissions to be paid by us:	$0.30	$6,600,000	$7,392,000
Proceeds, before expenses, to us:	$4.70	$103,400,000	$115,808,000

We estimate that the total expenses of this offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1.0 million. We have agreed to reimburse the underwriters for expenses and application fees incurred in connection with any filing with, and clearance of, the offering by the Financial Industry Regulatory Authority, which we estimate will be approximately $30,000.

A prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing other than grants of options or restricted stock units pursuant to our existing incentive plans, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities, whether any of these transactions described in (i) or (ii) is to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities LLC and Jefferies LLC for a period of 90 days after the date of this prospectus supplement, other than the shares of our common stock to be sold hereunder and any shares of our common stock issued (x) upon the exercise of options or settlement of restricted stock units granted under our existing incentive plans or upon the exercise of our existing warrants or (y) in connection with a transaction with an unaffiliated third party that includes a bona fide commercial relationship (including joint ventures, marketing or distribution arrangements, collaboration agreements or intellectual property license agreements) or any acquisition of assets or equity of another entity (whether by merger, consolidation, acquisition of equity interests or otherwise) provided that the aggregate number of shares issued pursuant to this clause (y) during the period of 60 days after the date of this prospectus supplement shall not exceed ten percent of the total number of shares of our common stock outstanding immediately following this offering and provided further that the recipient of any such shares during the 90-day restricted period described above shall be subject to the restrictions described below for the remainder of such restricted period and shall enter into an agreement substantially in the form described below.

Our directors, executive officers and certain other stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days, with respect to the directors and officers, and 60 days, with respect to certain stockholders, after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC and Jefferies LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, in each case other than (A) the shares of our common stock to be sold pursuant to the underwriting agreement, (B) transfers of shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or an immediate family member of such directors, executive officers, managers and members, (C) transfers of our common stock or any securities convertible into or exchangeable or exercisable for our common stock to any corporation, partnership, limited liability company, investment fund or other entity, in each case controlled, or under common control with, such directors, executive officers, managers and members or the immediate family members of such persons in a transaction not involving a disposition for value, (D) the entry into any trading plan complying with Rule 10b5-1 promulgated under the Exchange Act, provided that (i) such trading plan does not provide for the transfer of our common stock or any securities convertible into or exchangeable or exercisable for our common stock during the restricted period referred to above and (ii) no public announcement or filing under the Exchange Act regarding the establishment of such trading plan may be required or voluntarily made on behalf of us or such directors, executive officers, managers and members during the restricted period referred to above, (E) the exercise of options or stock appreciation rights to purchase or acquire our common stock granted prior to the date of the lock-up agreement or pursuant to our equity plans, provided that (i) the underlying shares of our common stock continue to be subject to the restrictions on transfer set forth in the lock-up agreement and (ii) any filing made under Section 16(a) of the Exchange Act with respect to such exercise during restricted period referred above to specify that such filing relates only to the exercise of options or stock appreciation rights to purchase or acquire our common stock; and (F) the transfer of our common stock or any securities convertible into or exchangeable or exercisable for our common stock to us, or the withholding of our common stock by us, in connection with a vesting event of our securities outstanding pursuant to our stock incentive plan or stock purchase plan, to cover tax withholding obligations or the payment of taxes due in connection with the vesting event, provided that any public report or filing required to be made under Section 16(a) of the Exchange Act to clearly indicate that the purpose of such transfer is to cover such tax withholding obligations or the payment of taxes due in connection with the vesting event, and provided further that no other public announcement to be required or to be made voluntarily in connection with such transfer. In the case of any transfer or distribution pursuant to clause (B) or (C), each donee or distributee must execute and deliver to J.P. Morgan Securities LLC and Jefferies LLC a lock-up agreement. In addition, in the case of any transfer or distribution pursuant to clause (B) or (C), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement may be required or voluntarily made in connection with such transfer or distribution, other than a filing on a Form 5 made after the expiration of the restricted period referred to above.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the NASDAQ Global Market under the symbol “MLNT.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters and selling group members may engage in passive market making transactions in our common stock on the NASDAQ Global Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the NASDAQ Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Certain of our principal and other shareholders and their respective affiliates and associates, as well as certain of our directors and executive officers, have indicated an interest in purchasing shares of our common stock in this offering at the public offering price with an aggregate value of up to $50,000,000. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to any of these potential investors, or any of these potential investors may determine to purchase more, fewer or no shares in this offering. Certain of these potential investors were potential investors in the terminated private offering referred to below.

The Company commenced preliminary discussions between April 1, 2018 and May 11, 2018 with a number of potential investors concerning a possible private placement of shares of our common stock having an offering size equivalent to the size of the offering contemplated by this prospectus supplement, to be completed in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D and Rule 506 promulgated thereunder. We and any person acting on our behalf offered securities only to persons that were, or that we reasonably believed to be, accredited investors, as defined in Regulation D under the Securities Act. On May 11, 2018, we discontinued the private offering discussions, all offering activity in connection therewith was terminated and any offers to buy or indications of interest given in the private offering were rejected or otherwise not accepted. This prospectus supplement and the accompanying prospectus supersedes any offering materials used in the private offering.

Selling restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to prospective investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the representative and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to prospective investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to prospective investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to prospective investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to prospective investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term, as used herein, means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Legal matters

The validity of shares of our common stock offered by this prospectus supplement will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

Experts

Deloitte & Touche LLP

The financial statements of Melinta Therapeutics, Inc. as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to a going concern uncertainty). Such financial statements are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PricewaterhouseCoopers LLP

The financial statements of the Company (formerly known as Cempra, Inc.) for the year ended December 31, 2016, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Ernst & Young LLP

The combined financial statements of The Infectious Disease Businesses of The Medicines Company as of December 31, 2016 and 2015, and for the years then ended, appearing in Melinta Therapeutics, Inc.’s Proxy Statement on Schedule 14A dated December 15, 2017, as incorporated by reference to the Current Report on Form 8-K dated January 9, 2018, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about The Infectious Disease Businesses of The Medicines Company’s ability to continue as a going concern as described in Note 2 to the combined financial statements), included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We file reports and proxy statements with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, and are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Once at www.melinta.com, go to Investors & Financial Information to locate copies of such reports and proxy statements. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities. You may also read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the securities being offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus, which constitutes a part of those registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the securities offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus supplement and the accompanying prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

Incorporation by reference

The SEC allows us to “incorporate by reference” much of the information we file with them under Commission File No. 001-35405, which means that we can disclose important information to you by referring you to those publicly available documents. All of the information that we incorporate by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and any of our subsequent filings with the SEC will automatically update and supersede this information. This prospectus supplement and accompanying prospectus incorporates by reference all documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information furnished under Items 2.02 or 7.01 of our Current Report on Form 8-K, or exhibits related thereto, after the date of this prospectus supplement until the filing of a post-effective amendment to the applicable registration statement related to this prospectus supplement which indicates that all securities registered thereunder have been sold or which deregisters all securities thereunder then remaining unsold. We incorporate by reference the following previously filed documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 16, 2018, as amended by Amendment No. 1 on Form 10-K/A filed on April 30, 2018;

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 27, 2017, as amended by Amendment No. 1 on Form 10-K/A filed on April 13, 2017;

•

our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017, September 30, 2017, and March 31, 2018 filed on April 28, 2017, August 9, 2017, November 2, 2017, and May 10, 2018 respectively;

•	our Current Reports on Form 8-K, filed on January 3, 2018, January 9, 2018 and March 14, 2018, and our Current Report on Form 8-K/A filed on January 10, 2018; and

•	our Definitive Proxy Statement on Schedule 14A filed on May 11, 2018.

We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents incorporated by reference, including exhibits to these documents, at no cost to the requestor. You should direct any requests for documents to: Melinta Therapeutics, Inc., 300 Tri-State International, Suite 272, Lincolnshire, IL, 60069, Attn: Investor Relations.

A statement contained in a document incorporated by reference into this prospectus supplement and the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

Prospectus

$150,000,000

COMMON STOCK

PREFERRED STOCK

WARRANTS

DEBT SECURITIES

We may issue from time to time in one or more series or classes up to $150,000,000 in aggregate total amount of our common stock, preferred stock, warrants and/or debt securities. This prospectus describes the general terms of our common stock, preferred stock, warrants and debt securities and the general manner in which such securities will be offered. We will describe the specific manner in which these securities will be offered in supplements to this prospectus, which may also supplement, update or amend information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement, any free writing prospectus and any term sheet or other offering materials carefully before you invest in our securities.

We may offer our securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the shares, we will name them and describe their compensation in a prospectus supplement.

Our common stock is listed on the NASDAQ Global Market under the symbol “MLNT.” On January 22, 2018, the last reported sale price of our common stock on the NASDAQ Global Market was $15.00 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus and any other risk factors included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus or any prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate, truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 6, 2018

(i)

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, (the “SEC”), using a “shelf” registration process. Under this shelf process, we may from time to time offer to sell up to $150,000,000 in aggregate total amount of our shares of common stock, preferred stock, warrants to purchase any such securities and debt securities in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of such securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement, or information incorporated by reference in this prospectus or any prospectus supplement that is of a more recent date, may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.” This prospectus may not be used to consummate a sale of our securities unless it is accompanied by a prospectus supplement. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy our securities other than our securities described in this prospectus and any such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy our securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Melinta, Melinta Therapeutics and the Melinta logo are trademarks of Melinta Therapeutics, Inc. or one of its affiliates in the United States and in other selected countries. All other brand names or trademarks appearing in this prospectus are the property of their respective holders. Unless the context requires otherwise, references in this prospectus to “Melinta,” the “Company,” “we,” “us,” and “our” refer to Melinta Therapeutics, Inc., together with its consolidated subsidiaries.

In this prospectus, we refer to the common stock, preferred stock, warrants and debt securities being offered, collectively, as “securities.”

All dollar amounts are expressed in U.S. dollars unless otherwise noted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated herein by reference includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For this purpose, any statements contained herein, other than statements of historical fact, including: future financial and operating results, including targeted product milestones and potential revenues; the progress and timing of product development programs and related trials; and the potential efficacy of products and product candidates, may be forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. In this prospectus and the information incorporated herein by reference, words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions are used to identify these forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: our substantial indebtedness; clinical trials, including difficulties or delays in the completion of patient enrollment, data collection or data analysis; uncertainties in obtaining successful pre-clinical and clinical results for product candidates and unexpected costs that may result therefrom; ability to obtain required regulatory approvals for product candidates; costs, timing and regulatory review of the combined company’s studies and clinical trials, including its ability to address the issues identified by the FDA in the CRL relating to Melinta’s NDAs for solithromycin for CABP; failure to realize any value of certain product candidates developed and being developed, in light of inherent risks and difficulties involved in successfully bringing product candidates to market; the ability to develop new product candidates and support existing products; the ability to commercialize and launch any product candidate that receives regulatory approval, including Baxdela and recently approved and launched Vabomere (vaborbactam/meropenem), and established commercial products Orbactiv (oritavancin) and Minocin IV (minocycline) (Vabomere, Orbactiv and Minocin IV collectively the “Products”); the risk that the market for Melinta’s products, including Baxdela or the Products, may not be as large as expected; the ability to attain market acceptance among physicians, patients, patient advocacy groups, health care payors and the medical community for Baxdela and any future products of Melinta; the ability to continue marketing Baxdela, the Products, or any approved drug successfully or at all once it is on the market in light of challenges relating to regulatory compliance, pricing, market acceptance and competition; the ability to obtain the substantial additional funding required to conduct development and commercialization activities; and the ability to obtain, maintain and enforce patent and other intellectual property protection for currently marketed products and product candidates. These and other risks are described in greater detail in the section entitled “Risk Factors” of this prospectus. Many of these factors that will determine actual results are beyond Melinta’s ability to control or predict. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. In addition, any forward-looking statements in this prospectus represent Melinta’s views only as of the date of this prospectus and should not be relied upon as representing Melinta’s views as of any subsequent date. Melinta anticipates that subsequent events and developments will cause its views to change. However, while Melinta may elect to update these forward-looking statements publicly at some point in the future, Melinta specifically disclaims any obligation to do so, except as may be required by law, whether as a result of new information, future events or otherwise. Melinta’s forward-looking statements generally do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments it may make.

Please refer to the section entitled “Risk Factors” of this prospectus, and any other risk factors set forth in any accompanying prospectus supplement and in any information incorporated by reference in this prospectus or any accompanying prospectus supplement to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements, as well as any other risk factors and cautionary statements described in the documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Definitive Proxy Statements on Schedule 14A (filed in October and December 2017) and our Current Reports on Form 8-K. See “Incorporation of Certain Documents by Reference.”

ABOUT MELINTA

Overview

We are a commercial-stage pharmaceutical company focused on discovering, developing and commercializing differentiated anti-infectives for the acute care and community settings to meet critical medical needs in the treatment of bacterial infectious diseases. Melinta’s four marketed products include Baxdela® (delafloxacin), Vabomere™ (meropenem and vaborbactam), Orbactiv® (oritavancin), and Minocin® (minocycline) for Injection. Melinta also has an extensive pipeline of preclinical and clinical-stage products representing many important classes of antibiotics, each targeted at a different segment of the anti-infective market. Together, this portfolio provides Melinta with the unique ability to provide providers and patients with a range of solutions that can meet the tremendous need for novel antibiotics treating serious infections.

Corporate Information

Melinta Therapeutics, Inc. was incorporated in Delaware under the Delaware General Corporation Law on November 18, 2005. Our registered office is located at 3500 South Dupont Highway, in the City of Dover, Kent County, Delaware 19901 and our principal executive offices are located at 300 George Street, Suite 301, New Haven, Connecticut 06511. Our website address is www.melinta.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risk factors incorporated into this prospectus by reference to our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Definitive Proxy Statement on Schedule 14A, and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and risk factors and other information contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see the section entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” In addition to such other risks, set forth below are risks related to the Acquisition. The occurrence of any of the events described in the risk factors referred to above or set forth below might cause you to lose all or part of your investment in the Common Stock. Please also refer to the section above entitled “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless otherwise indicated in any applicable prospectus supplement, we intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes, including funding of our development programs, commercial planning and sales and marketing expenses, general and administrative expenses, acquisition or licensing of additional products, product candidates or businesses and working capital. Pending these uses, we may invest the net proceeds in short-term, interest bearing investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DILUTION

If there is a material dilution of the purchasers’ equity interest from the sale of our securities offered under this prospectus, we will set forth in any prospectus supplement the following information regarding any such material dilution of the equity interests of purchasers purchasing our securities in an offering under this prospectus:

•	the net tangible book value per share of our securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by the purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities and the securities exchange, if any, on which the securities will be listed.

DESCRIPTION OF CAPITAL STOCK

The following summary describes our common stock and preferred stock and the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws and certain provisions of the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are on file with the SEC. See “Where You Can Find More Information.”

Authorized Capital Stock

Melinta’s authorized capital stock consists of 80,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

At January 22, 2018, 31,345,654 shares of Melinta common stock were outstanding.

The holders of Melinta common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Melinta’s certificate of incorporation and bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of Melinta’s outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by Melinta’s board of directors out of legally available funds. In the event of Melinta’s liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of Melinta’s debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

The holders of Melinta common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to Melinta common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Melinta’s preferred stock that Melinta may designate and issue in the future.

Listing

Melinta common stock is listed on the NASDAQ Global Market under the symbol “MLNT.” On January 22, 2018, the last reported sale price for Melinta common stock on the NASDAQ Global Market was $15.00 per share. As of January 22, 2018, Melinta had 64 stockholders of record.

Transfer Agent and Registrar

The transfer agent and registrar for Melinta common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

Preferred Stock

At January 22, 2018, no shares of preferred stock were outstanding. Pursuant to Melinta’s certificate of incorporation, Melinta’s directors have the authority, without further action by Melinta stockholders, to issue from time to time up to 5,000,000 shares of preferred stock in one or more series. Melinta’s board may fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Melinta’s board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in Melinta’s control that may otherwise benefit holders of Melinta common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Melinta has no current plans to issue any shares of preferred stock.

Stock Options

At January 22, 2018, there were outstanding options to purchase an aggregate of 2,069,781 shares of Melinta common stock.

Provisions of Melinta’s Certificate of Incorporation and By-Laws and Delaware Anti-Takeover Law

Delaware Anti-Takeover Law. Melinta is subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

•	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Melinta’s current certificate of incorporation and bylaws do not exclude Melinta from the restrictions of Section 203.

Certificate of Incorporation and Bylaws. Provisions of Melinta’s certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change of control or change in Melinta’s management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that Melinta stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of Melinta common stock. Among other things, Melinta’s certificate of incorporation and bylaws:

•	permit Melinta’s board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change of control);

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide Melinta’s board of directors into three classes;

•	require that any action to be taken by Melinta stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

•	provide that special meetings of Melinta stockholders may be called only by the board of directors or by such person or persons duly designated by the board of directors to call such meetings.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under an applicable prospectus supplement may differ from the terms described below as set forth therein. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement, which includes this prospectus.

General

We may issue warrants for the purchase of common stock and/or preferred stock in one or more series. We may issue warrants independently or together with common stock and/or preferred stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate warrant agreement. We will enter into the warrant agreement with a warrant agent. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the periods during which, and places at which, the warrants are exercisable;

•	the manner of exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be direct obligations of the Company and will be either senior or subordinated debt securities and may be either secured or unsecured. We will issue the debt securities under an indenture that we will enter into with a trustee named in the indenture. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities. For purposes of this description of debt securities, references to “the Company”, “we,” “our” and “us” refer only to Melinta Therapeutics, Inc. and not its subsidiaries.

General

We may issue debt securities in one or more series. A supplemental indenture will set forth specific terms of each series of debt securities. There will be prospectus supplements relating to particular series of debt securities. Each prospectus supplement will describe:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of a series of debt securities which we may issue;

•	the date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or contingent interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable, the persons to whom interest will be payable, if other than the registered holders on the record date, and the record date for the interest payable on any payment date;

•	the currency or currencies in which principal, premium, if any, and interest, if any, will be paid;

•	the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange;

•	any provisions regarding our right to prepay, repurchase or redeem debt securities or of holders to require us to prepay, repurchase or redeem debt securities;

•	the right, if any, of holders of the debt securities to convert them into common stock or other securities, including any contingent conversion provisions and any provisions intended to prevent dilution of those conversion rights;

•	any provisions requiring or permitting us to make payments to a sinking fund which will be used to redeem debt securities or a purchase fund which will be used to purchase debt securities;

•	any index or formula used to determine the required payments of principal, premium, if any, or interest, if any;

•	the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	the terms, if any, on which the debt securities of that series will be subordinate in right and priority of payment to our other debt;

•	any special or modified events of default or covenants with respect to the debt securities;

•	any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted; and

•	any other material terms of the debt securities.

The indenture will not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. However, supplemental indentures relating to particular series of debt securities, or other indentures, may contain provisions of that type.

We may issue debt securities at a discount from, or at a premium to, their stated principal amount. A prospectus supplement may describe federal income tax considerations and other special considerations applicable to a debt security issued with original issue discount or a premium.

If the principal of, premium, if any, or interest, if any, with regard to any series of debt securities is payable in a foreign currency, then in the prospectus supplement relating to those debt securities, we will describe any restrictions on currency conversions, tax considerations or other material restrictions with respect to that issue of debt securities.

Form of Debt Securities

We may issue debt securities in certificated or uncertificated form, in registered form with or without coupons or in bearer form with coupons, if applicable.

We may issue debt securities of a series in the form of one or more global certificates evidencing all or a portion of the aggregate principal amount of the debt securities of that series. We may deposit the global certificates with depositaries, and the global certificates may be subject to restrictions upon transfer or upon exchange for debt securities in individually certificated form.

Events of Default and Remedies

An event of default with respect to each series of debt securities will include:

•	our default in payment of the principal of or premium, if any, on any debt securities of any series beyond any applicable grace period;

•	our default for 30 days or a different period specified in a supplemental indenture, which may be no period, in payment of any installment of interest due with regard to debt securities of any series;

•	our default for 90 days after notice or a different period specified in a supplemental indenture, which may be no period, in the observance or performance of any other covenants in the indenture; and

•	certain events involving our bankruptcy, insolvency or reorganization.

Supplemental indentures relating to particular series of debt securities may include other events of default.

Each current indenture will provide that the trustee may withhold notice to the holders of any series of debt securities of any default (except a default in payment of principal, premium, if any, or interest, if any) if the trustee considers it in the interest of the holders of the series to do so.

The indenture will provide that, if any event of default occurs and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the series of debt securities then outstanding may declare the principal of and accrued interest, if any, on all the debt securities of that series to be due and payable immediately. However, if we cure all defaults (except the failure to pay principal, premium or interest which became due solely because of the acceleration) and certain other conditions are met, that declaration may be rescinded and past defaults may be waived by the holders of a majority in aggregate principal amount of the series of debt securities then outstanding.

The holders of a majority of the outstanding principal amount of a series of debt securities will have the right to direct the time, method and place of conducting proceedings for any remedy available to the trustee, subject to certain limitations to be specified in the indenture.

A prospectus supplement will describe any additional or different events of default which apply to any series of debt securities.

Modification of the Indenture or Other Indentures

We and the trustee under the indenture may:

•	without the consent of holders of debt securities, modify the indenture to cure errors or clarify ambiguities or amend, modify or supplement the indenture, or any supplemental indenture, to make any change that does not materially adversely affect the rights of any holder of debt securities; provided that any amendment, modification or supplement that conforms the indenture or any supplemental indenture, as applied to any series of debt securities, to the terms described in the prospectus (including any prospectus supplement) pursuant to which such debt securities were initially sold shall be deemed not to adversely affect the rights of holders;

•	with the consent of the holders of not less than a majority in principal amount of the debt securities which are outstanding under such indenture, modify the indenture or the rights of the holders of the debt securities generally; and

•	with the consent of the holders of not less than a majority in outstanding principal amount of any series of debt securities, modify any supplemental indenture relating solely to that series of debt securities or the rights of the holders of that series of debt securities.

However, we may not:

•	extend the fixed maturity of any debt securities, reduce the rate or extend the time for payment of interest, if any, on any debt securities, reduce the principal amount of any debt securities or the premium, if any, on any debt securities, impair or affect the right of a holder to institute suit for the payment of principal, premium, if any, or interest, if any, with regard to any debt securities, change the currency in which any debt securities are payable or impair the right, if any, to convert any debt securities into common stock or any other of our securities, without the consent of each holder of debt securities who will be affected; or

•	reduce the percentage of holders of debt securities required to consent to an amendment, supplement or waiver, without the consent of the holders of all the then outstanding debt securities or outstanding debt securities of the series which will be affected.

Mergers and Other Transactions

The indenture will provide that we may not consolidate with or merge into any other entity, or transfer or lease our properties and assets substantially as an entirety to another person, unless (1) the entity formed by the consolidation or into which we are merged, or which acquires or leases our properties and assets substantially as an entirety, assumes by a supplemental indenture all our obligations with regard to outstanding debt securities and our other covenants under the indenture, and (2) with regard to each series of debt securities, immediately after giving effect to the transaction, no event of default with respect to that series of debt securities, and no event which would become an event of default, will have occurred and be continuing.

Concerning the Trustee

We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the debt securities. You should note that if the trustee becomes a creditor of ours, the indenture and the

Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of certain claims, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee acquires any “conflicting interest” within the meaning of the Trust Indenture Act of 1939, it must eliminate the conflict or resign.

The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee with regard to that series, or of exercising any trust or power conferred on the trustee with regard to the securities of that series. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill in its exercise, as a prudent person would exercise in the conduct of his or her own affairs. Subject to this provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee indemnity or security satisfactory to the trustee.

Governing Law

Each of the indentures, each supplemental indenture, and the debt securities issued under them will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell our securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell our securities separately or together:

•	to or through one or more underwriters, brokers or dealers;

•	through agents; and/or

•	directly to one or more purchasers.

We may distribute our securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We may sell our securities directly to one or more purchasers, or to or through underwriters, dealers or agents or through a combination of those methods. The related prospectus supplement will set forth the terms of each offering, including:

•	the name or names of any agents, dealers, underwriters or investors who purchase the securities;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	the amount of any compensation, discounts, commissions or fees to be received by the underwriters, dealers or agents;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which such securities may be listed;

•	the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•	the nature of any transaction by an underwriter, a dealer or an agent during the offering that is intended to stabilize or maintain the market prices of the securities.

Direct Sales and Sales Through Agents

We may solicit directly offers to purchase securities being offered by this prospectus. We may also designate agents to solicit offers to purchase our securities from time to time. We may sell our securities offered by this prospectus by any method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415(a)(4) under the Securities Act, including without limitation sales made directly on the NASDAQ Global Market, on any other existing trading market for our securities or to or through a market maker. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

Sales Through Underwriters or Dealers

If we utilize a dealer in the sale of our securities being offered by this prospectus, we will sell our securities to the dealer, as principal. The dealer may then resell our securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of our securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of our securities to the public. In connection with the sale of our securities, we or the purchasers of our securities for whom the underwriter may act as agent may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell our securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

We will provide in the applicable prospectus supplement any compensation we will pay to underwriters, dealers or agents in connection with the offering of our securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of securities pursuant to this prospectus and any applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of our securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of our securities may be deemed to be underwriting discounts and commissions. In the event that an offering made pursuant to this prospectus is subject to FINRA Rule 5121, the prospectus supplement will comply with the prominent disclosure provisions of that rule.

To facilitate the offering of our securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. This may include over-allotments or short sales of our securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of our securities by bidding for or purchasing our securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Delayed Delivery Contracts

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell our securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with any derivative transaction, the third parties may sell our securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use our securities pledged by us or borrowed from us or others to settle those sales or to close-out any related open borrowings of securities, and may use our securities received from us in settlement of those derivatives to close-out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part. In addition, we may otherwise loan or pledge our securities to a financial institution or other third party that in turn may sell our securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

General Information

Any securities offered other than common stock will be a new issue and, other than the common stock, which is listed on the NASDAQ Global Market, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement and/or other offering material, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business. We may provide the underwriters, dealers, agents and remarketing firms with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that they may make with respect to these liabilities.

LEGAL MATTERS

Willkie Farr & Gallagher LLP, New York, New York will pass upon the validity of any securities we offer by this prospectus. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

Deloitte & Touche LLP

The financial statements of Melinta Therapeutics, Inc. incorporated in this Prospectus by reference from Melinta Therapeutics, Inc.’s Current Report on Form 8-K/A dated December 5, 2017 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to a going concern uncertainty). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PricewaterhouseCoopers LLP

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of the Company (formerly known as Cempra, Inc.) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Ernst & Young LLP

The combined financial statements of The Infectious Disease Businesses of The Medicines Company as of December 31, 2016 and 2015, and for the years then ended, appearing in Melinta Therapeutics, Inc.’s Proxy Statement on Schedule 14A dated December 15, 2017 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about The Infectious Disease Businesses of The Medicines Company’s ability to continue as a going concern as described in Note 2 to the combined financial statements), included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and proxy statements with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, and are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Once at www.melinta.com, go to Investors & SEC Filings to locate copies of such reports and proxy statements. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities. You may also read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the securities being offered by this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the securities offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” much of the information we file with them under Commission File No. 001-37691, which means that we can disclose important information to you by referring you to those publicly available documents. All of the information that we incorporate by reference is considered to be part of this prospectus, and any of our subsequent filings with the SEC will automatically update and supersede this information. This prospectus incorporates by reference all documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information furnished under Items 2.02 or 7.01 of our Current Report on Form 8-K, or exhibits related thereto, after the date of this prospectus until the filing of a post-effective amendment to this prospectus which indicates that all Covered Shares registered have been sold or which deregisters all Covered Shares then remaining unsold. We incorporate by reference the following previously filed documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 28, 2017;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, filed on April 28, 2017, August 9, 2017 and November 2, 2017, respectively;

•	our Definitive Proxy Statements on Schedule 14A, filed on October 5, 2017 and December 15, 2017; and

•	our Current Reports on Form 8-K, filed on February 24, 2017, March 13, 2017, March 28, 2017, April 28, 2017 (second of two filings), June 28, 2017, August 10, 2017, September 7, 2017, September 28, 2017, October 31, 2017, November 1, 2017, November 3, 2017, November 9, 2017, November 29, 2017, December 1, 2017, December 4, 2017, December 27, 2017, January 3, 2018 and January 9, 2018 and our Current Reports on Form 8-K/A filed on December 5, 2017, December 6, 2017 and January 10, 2018.

We will provide, upon written or oral request, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents incorporated by reference, including exhibits to these documents, at no cost to the requestor. You should direct any requests for documents to: Melinta Therapeutics, Inc., 300 Tri-State International, Suite 272, Lincolnshire, IL, 60069, Attn: Investor Relations.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

22,000,000 shares

Common stock

Prospectus supplement

Joint Book-Running Managers
J.P. Morgan	Jefferies
Lead Manager
Cantor

May 23, 2018